Exhibit 10.23

MASTER BULLION CONSIGNMENT AGREEMENT

THIS MASTER BULLION CONSIGNMENT AGREEMENT dated as of February 24, 2021 (this “Agreement”), is made by and between BANK OF MONTREAL, a Canadian chartered bank (“BMO”), QUALITY GOLD, INC., a corporation established under the laws of the State of Ohio, and MTM, INC., a corporation established under the laws of the State of Delaware (together, on a joint and several basis, or individually, as the context may require, the “Counterparty”), pursuant to which BMO will be prepared, from time to time, solely on an uncommitted basis, to consign Bullion (as defined below) to Counterparty, subject to availability and to the terms and conditions outlined herein and further subject to BMO’s absolute discretion not to enter into such transactions if it so decides.

1.	Definitions, etc.

(a)             For the purposes of this Agreement:

“Approved Memo Program” means a program whereby Finished Goods Inventory is delivered on memo by the Counterparty to a Person who has been approved by BMO in writing, and with whom, in all cases, the Counterparty has a written consignment or memo agreement in form and for locations in the United States satisfactory to BMO (which agreements shall provide that upon delivery of Inventory to a Person, such Person shall bear the entire risk of loss, or destruction to the Inventory) and which the Counterparty designates as a consignment sale pursuant to a “memo” invoice which may include, but is not limited to, an invoice which evidences:.

(i)                 that goods have been shipped to a customer, who is then billed periodically for goods actually sold, or

(ii)               that goods are part of a base inventory maintenance and are billed only when replaced to maintain base inventory levels, and where such goods may be returned;

provided that (i) in all cases the Counterparty and the consignee thereof shall have properly filed and perfected UCC financing statements on Inventory containing Bullion; and (ii) the Counterparty shall have delivered evidence, satisfactory to BMO, that notice of such consignment has been given to the secured inventory lenders of the consignee in accordance with the UCC in effect in such jurisdiction. Attached hereto as Exhibit A is a list of vendors included in the Approved Memo Program on the date hereof.

“Approved On-Premises Locations” means the Premises of the Counterparty listed in Exhibit B attached hereto.

“Base Rate” means the rate of interest most recently established by BMO from time to time to be its base rate for US Dollars loaned in the United States. Any change in the Base Rate will be effective as of the date of BMO’s change in base rate.

“Benchmark Value” means on any date of determination:

(i)                 With respect to gold, the value in US Dollars of one fine troy ounce of gold determined on the basis of the gold price PM published by the London Bullion Market Association (“LBMA”) on such day.

(ii)               With respect to silver, the value in US Dollars of one troy ounce of silver determined on the basis of the silver price published by the LBMA on such day.

(iii)             With respect to platinum, the value in US Dollars of one troy ounce of platinum determined on the basis of the LBMA platinum price PM on such day.

(iv)              With respect to palladium, the value in US Dollars of one troy ounce of palladium determined on the basis of the LBMA palladium price PM on such day.

In the event that the LBMA (the “Benchmark Sponsor”) discontinues or alters in any material respect its usual practice of quoting a price for the relevant Bullion on any day for which a Benchmark Value is necessary for the purposes of this Agreement, BMO shall so notify Counterparty, and BMO, in its reasonable discretion, shall select a substitute index or mechanism which shall thereupon become the method of determining the Benchmark Value for such Bullion hereunder until the applicable Benchmark Sponsor resumes its usual practice of quoting such price.

“Borrowing Base Report” means a monthly Inventory report, including a designation of Inventory by location, in a form acceptable to BMO, as modified from time to time.

“Bullion” means gold, silver, platinum, and palladium, as applicable.

“Business Day” means any day, other than a Saturday, a Sunday or a day that banks are authorized or entitled to be closed for business in New York, New York, or in the case of any location to which Bullion is to be delivered or received, a day that transactions cannot be carried out at such location.

“Call Consignment” means a Consignment for a variable quantity of Bullion for an unspecified term.

“Confirmation” means a written confirmation specifying the terms of a Consignment hereunder or a purchase by Counterparty of a specific quantity of Consigned Bullion, which supplements and forms part of this Agreement.

“Consigned Bullion” means the quantity of Bullion subject to Consignment hereunder.

“Consignment” means each separate agreed set of terms under which BMO will provide Bullion of a specific type and quality to Counterparty in return for a fee, in accordance with the terms of this Agreement and any other relevant documentation.

“Consignment Documents” means this Agreement, the Guaranty, the Security Agreements, the Metals Intercreditor, the Metals/Dollar Intercreditor, any Confirmation, any Trading Agreement and any other document, certificate or instrument delivered and executed by Counterparty in connection with herewith.

“Consignment Request” means each request for a Consignment of Bullion.

“Credit Agreement” means the Revolving Credit, Term Loan and Security Agreement, dated as of December 20, 2018, among the Counterparties, Gold Limited Liability Company, and LogoArt LLC, and PNC Bank, National Association, as amended, restated, supplemented, modified or replaced, from time to time.

“Default” means any of the events specified in the section of this Agreement entitled “Events of Default”, regardless of whether any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Dollar Value” means, on any date of determination, with respect to:

(i)                 Gold, the Benchmark Value for gold multiplied by the number of fine troy ounces of gold in respect of which the Dollar Value is being determined.

(ii)               Each type of Bullion other than gold, the Benchmark Value for such Bullion multiplied by the number of troy ounces of such Bullion in respect of which the Dollar Value is being determined.

“Eligible Inventory” means the Inventory of the Counterparty (including Consigned Bullion), which is acceptable to BMO in its sole discretion in all respects and which satisfies all of the following:

(a)                the Inventory is saleable through normal trade channels;

(b)                the Inventory is owned by the Counterparty or is Consigned Bullion or HSBC Consigned Bullion;

(c)                the Inventory contains Bullion which is tracked by weight in the Counterparty’s records, including in the Counterparty’s perpetual inventory system;

(d)                the Inventory is not Returned Inventory;

(e)                the Inventory is not subject to any Lien or security interest not expressly permitted by this Agreement;

(f)                 the Inventory is not on consignment to any Person;

(g)                the Inventory is not on consignment from any Person other than BMO or HSBC;

(h)                the Inventory does not contain customer toll-in Bullion;

(i)                 the Inventory is not of a class or type which BMO, in its sole discretion, shall have notified the Counterparty is not to be included in Eligible Inventory;

(j)                 the Inventory is insured to BMO’s satisfaction; and

(k)                the Inventory has been made available to BMO for inspection and has been acceptable to BMO after such inspection, if any.

“Eligible Memo Inventory” means gold, silver, platinum or palladium contained in Finished Goods Inventory which meet all of the requirements of the definition of “Eligible Inventory” except that it is on consignment or memo by the Counterparty to a Person as part of an Approved Memo Program but shall exclude all in transit Finished Goods Inventory.

“Eligible On-Premises Inventory” means Eligible Inventory located at Approved On-Premises Locations.

“End Date” means the last day of the Term of Consignment, as set out in the Confirmation.

“Event of Default” is defined in the section of this Agreement entitled “Events of Default”.

“Finished Goods Inventory” means Eligible Inventory consisting of finished goods which are held for sale and which are saleable through normal trade channels, excluding raw materials, work in progress or materials used or consumed in business.

“Force Majeure” means acts of God or the public enemy, casualty, accidents, nuclear incidents, acts, laws, orders or regulations or any government or department or agency thereof acting in either its sovereign or contractual capacity, nationalization of entities, fire, storm, floods, strikes, work stoppages, slowdowns or other job actions, freight embargoes, shortages of fuel or other items, delay in transportation, boycotts and insurrections, revolutions, wars or other civil or military disturbances, act of terrorism, hijacking, inability to obtain the relevant Bullion as a result of shortages, unavailability on the spot markets generally or any other cause or event beyond the control and without the fault or negligence of the affected party. For greater certainty, a party’s failure to pay or lack of funds will not constitute Force Majeure.

“Gold Consignment Facility Indebtedness” means the Dollar Value of all outstanding gold consigned to the Counterparty under this Agreement (it being understood that all gold consigned to the Counterparty by BMO shall be deemed to be outstanding on consignment until paid for in full in accordance herewith).

“Gold Consignment Formula” means

(a)            the sum of:

(i)                 ninety-five percent (95%) of the Dollar Value of gold contained in Eligible On-Premises Inventory, plus

(ii)               forty percent (40%) of the Dollar Value of gold in Eligible Memo Inventory, minus

(b)            HSBC Gold Consignment Facility Indebtedness.

The foregoing definition of “Gold Consignment Formula” shall remain in effect until amended by BMO in its sole discretion based upon further examination of the Counterparty Inventory and financial condition.

“Gold Consignment Limit” means the lesser of:

(a)            the Maximum Dollar Amount minus the sum of (i) the Silver Consignment Facility Indebtedness, plus (ii) the Platinum Consignment Facility Indebtedness, plus (iii) the Palladium Consignment Facility Indebtedness; and

(b)            the Gold Consignment Formula.

“Governmental Authority” means any federal, provincial, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guarantors” means, collectively, Gold Limited Liability Company, a California limited liability company, Gold/Gold/Gold, a California corporation, LogoArt LLC, a Kentucky limited liability company, QGM, LLC, an Ohio limited liability company, QG Refining, LLC, an Ohio limited liability company, J&M Holdings, Inc., a Delaware corporation, and J&M Group Holdings Italy, LLC, an Ohio limited liability company.

“Guaranty” means the Guaranty Agreement, dated as of [•], 2021, made in favor of BMO, as amended, restated, supplemented, modified or replaced from time to time.

“HSBC” means HSBC Bank USA, National Association.

“HSBC Consignment Agreement” means the Consignment Agreement, dated as of December 20, 2018, among HSBC and the Counterparties, as amended, restated, supplemented or modified from time to time.

“HSBC Consigned Bullion” means Bullion which has been consigned to the Companies by HSBC pursuant to the HSBC Consignment Agreement.

“HSBC Gold Consignment Facility Indebtedness” means the Dollar Value of all outstanding gold consigned to the Companies under the HSBC Consignment Agreement (it being understood that all gold consigned to the Companies by HSBC shall be deemed to be outstanding on consignment until paid for in full in accordance with the terms and conditions of the HSBC Consignment Agreement).

“HSBC Palladium Consignment Facility Indebtedness” means the Dollar Value of all outstanding palladium consigned to the Companies under the HSBC Consignment Agreement (it being understood that all palladium consigned to the Companies by HSBC shall be deemed to be outstanding on consignment until paid for in full in accordance with the terms and conditions of the HSBC Consignment Agreement).

“HSBC Platinum Consignment Facility Indebtedness” means the Dollar Value of all outstanding platinum consigned to the Companies under the HSBC Consignment Agreement (it being understood that all platinum consigned to the Companies by HSBC shall be deemed to be outstanding on consignment until paid for in full in accordance herewith)

“HSBC Silver Consignment Facility Indebtedness” means the Dollar Value of all outstanding Silver consigned to the Companies under the HSBC Consignment Agreement (it being understood that all Silver consigned to the Companies by HSBC shall be deemed to be outstanding on consignment until paid for in full in accordance with the terms and conditions of the HSBC Consignment Agreement).

“Inventory” means all inventory (as defined in Section 9-102(48) of the UCC), goods, merchandise and other personal property, wherever located, now owned or hereafter acquired or acquired on consignment which are held for sale or lease, or furnished or to be furnished under any contract of service or are raw materials, work in process, supplies or materials used or consumed in business, and all products thereof, and substitutions, replacements, additions or accessions thereto, all cash or non-cash proceeds of all of the foregoing including insurance proceeds.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

“Material Adverse Effect” means a material adverse effect on the business, operations, assets, properties or financial condition of Counterparty and its subsidiaries (taken as a whole).

“Maximum Dollar Amount” is defined in the section of this Agreement entitled “Availability”.

“Metals Collateral” means all right, title and interest in and to all Consigned Bullion and all proceeds of Consigned Bullion, including the accounts owing by any account debtor, any insurance proceeds, and any related general intangibles and payment intangibles (in each case as such term is defined in the UCC) in each case arising from any sale of Consigned Bullion.

“Metals Intercreditor” means the Intercreditor Agreement, dated as of [•], 2021, among BMO, HSBC, and each of the other Bullion consignors from time to time party thereto, as amended, restated, supplemented or modified from time to time.

“Metals/Dollar Intercreditor” means the Amended and Restated Intercreditor Agreement, dated as of [•], 2021, among BMO, HSBC and PNC Bank, National Association, as agent under the Credit Agreement, as amended, restated, supplemented or modified from time to time.

“Obligations” means all obligations (monetary or otherwise) of Counterparty now or hereafter arising under or in respect of this Agreement and any other Consignment Document, including obligations of Counterparty to pay fees and re-deliver or purchase Consigned Bullion pursuant to the terms hereof.

“Palladium Consignment Facility Indebtedness” means the Dollar Value of all outstanding palladium consigned to the Counterparty under this Agreement (it being understood that all palladium consigned to the Counterparty by BMO shall be deemed to be outstanding on consignment until paid for in full in accordance herewith).

“Palladium Consignment Formula” means

(a)            the sum of:

(i)                 eighty-five percent (85%) of the Dollar Value of palladium contained in Eligible On-Premises Inventory, plus

(ii)               forty percent (40%) of the Dollar Value of palladium in Eligible Memo Inventory, minus

(b)            HSBC Palladium Consignment Facility Indebtedness.

The foregoing definition of “Palladium Consignment Formula” shall remain in effect until amended by BMO in its sole discretion based upon further examination of the Counterparty Inventory and financial condition.

“Palladium Consignment Limit” means the lesser of:

(a)           the Maximum Dollar Amount minus the sum of (i) the Gold Consignment Facility Indebtedness, plus (ii) the Silver Consignment Facility Indebtedness, plus (iii) the Platinum Consignment Facility Indebtedness; and

(b)            the Palladium Consignment Formula.

“Person” means any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Authority (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Platinum Consignment Facility Indebtedness” means the Dollar Value of all outstanding Platinum consigned to the Counterparty under this Agreement (it being understood that all Platinum consigned to the Counterparty by BMO shall be deemed to be outstanding on consignment until paid for in full in accordance herewith).

“Platinum Consignment Formula” means

(a)            the sum of:

(i)                 eighty-five percent (85%) of the Dollar Value of Platinum contained in Eligible On-Premises Inventory, plus

(ii)               forty percent (40%) of the Dollar Value of Platinum in Eligible Memo Inventory, minus

(b)            HSBC Platinum Consignment Facility Indebtedness.

The foregoing definition of “Platinum Consignment Formula” shall remain in effect until amended by BMO in its sole discretion based upon further examination of the Counterparty Inventory and financial condition.

“Platinum Consignment Limit” means My ser

(a)            the Maximum Dollar Amount minus the sum of (i) the Gold Consignment Facility Indebtedness, plus (ii) the Silver Consignment Facility Indebtedness, plus (iii) the Palladium Consignment Facility Indebtedness; and

(b)            the Platinum Consignment Formula.

“Premises” means any real estate owned, used or leased by the Counterparty or the Guarantors.

“Processed Bullion” means any goods, equipment or inventory containing Bullion for which Bullion comprises a part thereof, wherever located, including any delivery location, notwithstanding that such Bullion is in alloyed form or contained in raw materials, inventory, work-in-process, in repair or in scrap form.

“Returned Inventory” shall mean Inventory which is sold by the Counterparty prior to the Triggering Date (as defined in the Intercreditor Agreement), but not paid for, and which is returned to the Counterparty after the Triggering Date.

“Security Agreements” means, together, (a) that certain Security Agreement of the Counterparty, dated on or about the date hereof, in favor of BMO, which secures the payment and performance of the Obligations; and (b) that certain Security Agreement of the Guarantors, dated on or about the date hereof, in favor of BMO, which secures the payment and performance of the Guaranty Agreement.

“Silver Consignment Facility Indebtedness” means the Dollar Value of all outstanding silver consigned to the Counterparty under this Agreement (it being understood that all silver consigned to the Counterparty by BMO shall be deemed to be outstanding on consignment until paid for in full in accordance herewith).

“Silver Consignment Formula” means

(a)            the sum of:

(i)                 ninety-five percent (95%) of the Dollar Value of silver contained in Eligible On-Premises Inventory, plus

(ii)               forty percent (40%) of the Dollar Value of silver in Eligible Memo Inventory, minus

(b)            HSBC Silver Consignment Facility Indebtedness.

The foregoing definition of “Silver Consignment Formula” shall remain in effect until amended by BMO in its sole discretion based upon further examination of the Counterparty Inventory and financial condition.

“Silver Consignment Limit” means the lesser of:

(a)            the Maximum Dollar Amount minus the sum of (i) the Gold Consignment Facility Indebtedness, plus (ii) the Platinum Consignment Facility Indebtedness, plus (iii) the Palladium Consignment Facility Indebtedness; and

(b)            the Silver Consignment Formula.

“Start Date” means the first day of the Term of a Consignment, as set out in the Confirmation, which, for greater certainty, shall be the delivery date.

“Term” means the specified term of the Consignment, commencing on the Start Date and ending on the End Date (each as set out in the Confirmation), which term shall not exceed twelve (12) months or such other term as may be requested by Counterparty and acceptable to BMO in its sole discretion.

“Term Consignment” means a Consignment for a fixed type and quantity of Bullion for a specified term.

“Termination Date” is defined in subsection (b) of the section of this Agreement entitled “Termination”.

“Termination Notice” is defined in subsection (b) of the section of this Agreement entitled “Termination”.

“Trading Agreement” means any agreement, contract or confirmation now existing or hereafter entered into between Counterparty and BMO with respect to one or more over-the-counter transactions that are spots, swaps, forwards or options, or any combination thereof, including with respect to commodities.

“Transaction Restrictions” means any relevant laws, regulations, rules, requirements of any Governmental Authority, any self-regulatory guidelines applicable to the Counterparty and the Counterparty’s internal rules, policies, corporate authorizations and procedures as may be adopted, amended or revised from time to time.

“UCC” means the Uniform Commercial Code as in effect in the State of New York as of the date hereof.

(b)            Interpretation. The terms defined herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The inclusion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation thereof.

(c)            Determination. BMO shall have the right to determine at any time in its reasonable discretion, whether any event, circumstance or thing contemplated in this Agreement is or would be “material” or “adverse,” as such terms are used herein.

2.	General Terms Relating to Consignments.

(a)            New Consignments. Subject to availability under Section 3, BMO and Counterparty may from time to time enter into Consignments on mutually acceptable terms in accordance with the terms herein:

(i)                 Each Consignment Request shall be made by an authorized representative of Counterparty to BMO by telephone or email (“delivery” or “read” receipt requested) no later than two (2) Business Days prior to the requested date of delivery, or such lesser period of time acceptable to BMO in its sole discretion; provided that Counterparty shall follow any Consignment Request made by telephone with a written version as soon as practicable and in any event no later than by the close of business on the date that is two (2) Business Days following the date of the telephone Consignment Request; and

(ii)               A Consignment shall be binding and enforceable upon BMO’s acceptance of Counterparty’s Consignment Request.

(b)           No Obligation. Execution of this Agreement shall not obligate either party to enter into any Consignment hereunder. BMO shall have complete discretion to refuse any Consignment Request at any time without giving any reason for any such refusal, and BMO shall incur no liability in respect of any such refusal.

(c)           Confirmations. Upon acceptance of Counterparty’s Consignment Request all essential terms of a new Consignment, BMO shall send Counterparty a Confirmation of such essential agreed terms, which will include (i) the type and quality of Bullion; (ii) the quantity of Bullion; (iii) the delivery date; (iv) the Consignment Fee; (v) the Delivery Location; (vi) the Start Date and End Date of the Term; and (vii) the market value for the Bullion on which the Consignment Fee is based, as determined by BMO. Upon receipt of each such Confirmation, Counterparty shall examine the terms thereof, and, unless Counterparty objects in writing to the terms of such Confirmation within one (1) Business Day after receipt thereof, the Confirmation will (i) be deemed accepted and correct and (ii) form a binding supplement to this Agreement in respect of the relevant Consignment. The parties agree not to contest, or enter any defense concerning the validity or enforceability of any Consignment on the grounds that the Consignment fails to comply with the requirements of the statute of frauds or any other statute that agreements be written or signed.

(d)           Single Agreement. Each Consignment of Bullion entered into after the date of this Agreement between the parties will constitute a Consignment hereunder and be governed by this Agreement, together with the specific terms of each Consignment set forth in the related Confirmation and in any other written communication of such terms not prohibited hereunder, regardless of whether such Confirmation or other written communication specifically refers to this Agreement. The parties acknowledge that all Consignments are entered into in reliance on the fact that this Agreement and all Consignments constitute a single agreement between the parties and the parties agree that they would not otherwise have entered into this Agreement or any Consignments.

(e)            Joint and Several Obligations.

(i)                 Each of the Counterparties hereby unconditionally and irrevocably agrees that this Agreement is a joint and several agreement, and that it is jointly and severally liable to BMO for the payment and performance of all obligations of the Counterparties under this Agreement and each Confirmation. Each obligation of the Counterparties hereunder shall be subject to any set-off that BMO may exercise against any or all Counterparties whether under this Agreement or otherwise.

(ii)               Each of the Counterparties agrees that the performance by BMO of its delivery obligations under this Agreement or any Confirmation to any of the Counterparties shall constitute the full and complete performance of BMO’s obligation to both Counterparties.

(iii)             Each of the Counterparties executes this Agreement as a primary obligor, not as surety. BMO shall not be bound to exhaust its recourse or to take any action against any one of such entities before being entitled to performance under this Agreement from each of the other entities, but rather BMO may make such demands and take such actions as it deems advisable and may apply money received from any such entity upon such part of the obligations arising under this Agreement as BMO may think best. a

(iv)              Each of the Counterparties hereby waives notice of failure by any other of such entities to pay when due any amount payable by any other of such entities under this Agreement. Each of the Counterparties consents to and waives notice of (a) extension or renewal of any obligation arising under this Agreement, (b) amendment or termination or waiver of any provision of this Agreement as between BMO and any other of the Counterparties, and (c) re-consignment of any of the other Counterparties or cancellation of its obligations under the Agreement.

(v)                After an Event of Default has occurred, so long as it is continuing and until full and final payment to BMO of all amounts due to it under this Agreement, each of the Counterparties (a) agrees not to exercise any right it may acquire against any of the other Counterparties (whether by subrogation, reimbursement, contribution, or otherwise) as a result of payments made to BMO under this Agreement, (b) assigns to BMO all such rights such entity may have in any bankruptcy, receivership, or insolvency proceedings commenced by or against any of the other Counterparties or its property, and (c) appoints BMO attorney-in-fact for it to appear in any such proceeding, file claims, receive payments, and to do any other act which it could do personally in connection with such rights.

3.	Availability.

(a)           Maximum Dollar Amount. Consigned Bullion hereunder shall not at any time have a Dollar Value in aggregate that is in excess of US$40,000,000 (the “Maximum Dollar Amount”).

(b)            Bullion Consignment Limits. At no time shall:

(i)                 the Gold Consignment Facility Indebtedness exceed the Gold Consignment Limit;

(ii)               the Silver Consignment Facility Indebtedness exceed the Silver Consignment Limit;

(iii)             the Platinum Consignment Facility Indebtedness exceed the Platinum Consignment Limit; or

(iv)              the Palladium Consignment Facility Indebtedness exceed the Palladium Consignment Limit.

BMO shall have the right to establish reserves in such amounts, and with respect to such matters, as BMO shall deem necessary or appropriate, in its reasonable judgment, in calculating the Gold Consignment Formula, the Silver Consignment Formula, the Platinum Consignment Formula and the Palladium Consignment Formula.

(c)            Restoration of Maximum Dollar Amount. If at any time

(i)                 the Dollar Value in aggregate of all Consigned Bullion hereunder, as determined by BMO, exceeds the Maximum Dollar Amount;

(ii)               the Gold Consignment Facility Indebtedness exceed the Gold Consignment Limit;

(iii)             the Silver Consignment Facility Indebtedness exceed the Silver Consignment Limit;

(iv)              the Platinum Consignment Facility Indebtedness exceed the Platinum Consignment Limit; or

(v)                the Palladium Consignment Facility Indebtedness exceeds the Platinum Consignment Limit,

then BMO may, at its option, by written notice to Counterparty, require that by the end of the Business Day immediately following the day upon which such notice is given, Counterparty (x) re-deliver to BMO a portion of Consigned Bullion sufficient to reduce the Dollar Value in aggregate of Consigned Bullion remaining after such re-delivery to an amount no greater than the Maximum Dollar Amount, Gold Consignment Limit, Silver Consignment Limit, Platinum Consignment Limit, or Palladium Consignment Limit, as applicable, or (y) purchase from BMO a portion of Consigned Bullion sufficient to reduce the aggregate of Consigned Bullion remaining after such purchase to an amount no greater than the Maximum Dollar Amount, Gold Consignment Limit, Silver Consignment Limit, Platinum Consignment Limit, or Palladium Consignment Limit, as applicable. For greater certainty, any restoration of the applicable limit by re-delivery or purchase of a portion of Consigned Bullion is subject to the Counterparty delivery requirements set out in subsection (b) of the section of this Agreement entitled “Delivery”. With respect to clause (y) above, if the parties are unable to agree to a purchase price, then Counterparty shall comply with the provisions of subsection (x) above by re-delivering a portion of the Consigned Bullion.

4.	Delivery.

(a)            Deliveries by BMO.

(i)                 BMO will: (A) arrange for delivery of Bullion to be made to Counterparty at the agreed delivery location, which, for greater certainty, may be an unallocated account of Counterparty (the “Delivery Location”) as of the agreed delivery date, and (B) assume all risk of loss or damage to the Bullion until the Bullion is received at the Delivery Location (which, in the case of a transfer of Bullion to an unallocated account of Counterparty, shall be upon the quantity of Bullion being credited to such account), at which time all risk of loss and damage will pass to Counterparty. Any delivery of physical Bullion will be accompanied by a statement provided by BMO setting out the quantity and quality of the physical Bullion delivered.

(ii)               If on receipt of any Bullion it is determined by Counterparty that the Bullion delivered by BMO is of a different quantity, form, quality or type than was mutually agreed, Counterparty shall give notice of such discrepancy to BMO. In that event, BMO will be entitled to conduct such tests and make such examination of the Bullion delivered as it considers necessary or desirable. If such tests or examinations confirm that the Bullion delivered is of a different quantity, form, quality or type than was mutually agreed, BMO or Counterparty, as the case may be, shall make the appropriate adjustments. Unless BMO receives the above described notice of discrepancy from Counterparty within three (3) Business Days of its receipt of the Bullion, then the Bullion will be deemed to be as mutually agreed.

(iii)             Unless otherwise mutually agreed to in advance of delivery of Consigned Bullion, Bullion shall be of the following form and quality:

(A)              Bullion that is gold shall be in LBMA Good Delivery bar form (or such other form, including sponge and grain forms, as the parties may agree upon from time to time in advance of delivery) and of a minimum fineness of 0.995.

(B)              Bullion that is silver shall be in London Good Delivery bar form and of a minimum fineness of 0.999.

(C)              Bullion that is platinum or palladium shall be in London Platinum and Palladium Market (“’”) Good Delivery plate or ingot form (or such other form, including sponge and grain forms, as the parties may agree upon from time to time in advance of the delivery date) and of a minimum fineness of 0.9995.

(b)            Deliveries by Counterparty.

(i)                 All deliveries of Bullion made by or on behalf of Counterparty under this Agreement shall be: (A) free and clear of all Liens; (B) derived in all cases from sources on the LBMA Good Delivery List or the LPPM London/Zurich Good Delivery List, as applicable (or as otherwise mutually agreed); and (C) otherwise made as directed by BMO. Counterparty shall bear the cost and expense of such delivery, if any, and shall bear the risk of loss of or damage to such Bullion until the Bullion is received by BMO at the return location directed by BMO, which, in the case of a transfer of Bullion to an unallocated account of BMO, shall be upon the quantity of Bullion being credited to such account.

(ii)               Any re-delivery of Consigned Bullion made by Counterparty to BMO shall be in the form in which the Consigned Bullion was delivered to Counterparty or as otherwise mutually agreed and BMO will only deduct the quantity of Consigned Bullion so delivered from the applicable Consignment balance upon (A) in the case of deliveries of physical Bullion, BMO’s assaying and confirming the value thereof, and (B) in the case of deliveries to an unallocated account of BMO, upon confirmation that such Bullion has been credited thereto.

(c)            Force Majeure.

(i)                 If Force Majeure occurs and prevents, inhibits or delays the performance of any delivery obligation of either or both parties under this Agreement, (such occurrence being a “Force Majeure Event”), then the affected party’s obligation to perform shall be suspended until the first following Business Day on which the affected party can make such delivery; provided, however, that such suspension will not exceed 5 (five) Business Days (such suspension period the “Force Majeure Period”). In no event shall Force Majeure entitle either party to suspend its obligations to make payments then due pursuant to this Agreement and any Consignment.

(ii)               The party declaring the Force Majeure Event shall notify the other party of its occurrence as soon as possible and shall use all reasonable endeavors to terminate or overcome the Force Majeure Event in order to resume full performance of its obligations as soon as reasonably practicable.

(iii)             If the Force Majeure Period expires without delivery having been made:

(A)              if the Force Majeure Event prevents the quantity of Bullion mutually agreed upon in one or more Consignments from being delivered by BMO, BMO’s obligation to deliver the relevant quantity of Bullion under each affected Consignment will be fully discharged and terminated and so will be any corresponding obligations of the Counterparty to re-deliver that quantity of Bullion under each such affected Consignment without either party being under any further obligation to make any payment, delivery or re-delivery with regard to the affected Consignments; and

(B)              if the Force Majeure Event prevents the quantity of Consigned Bullion under one or more Consignments from being re-delivered by Counterparty, Counterparty’s obligation to re-deliver the relevant quantity of Bullion under each affected Consignment may, at BMO’s sole option and discretion, be discharged, terminated and replaced with an obligation of the Counterparty to pay BMO an amount, in US Dollars, equal to the market value of the Consigned Bullion concerned, as determined by BMO in good faith and in a commercially reasonable manner within two (2) Business Days of invoice or notification of such amount and in accordance with subsection (b) of the section of this Agreement entitled “Consignment Fees”.

5.	Consignment Fees.

(a)            With respect to each Consignment hereunder, Counterparty unconditionally promises to pay BMO a consignment fee (each, a “Consignment Fee”) as follows (exclusive, in each case, of Taxes):

(i)                 With respect to each Term Consignment, a fixed total amount for the relevant quantity of Consigned Bullion over the Term, which will be based on a fixed price per ounce of the Consigned Bullion at a fixed rate, calculated on the basis of a 360-day year and the actual number of days in such Term (a “Fixed Fee”). Counterparty shall pay the Fixed Fee on the End Date.

(ii)               With respect to each Call Consignment, a Consignment Fee based on the daily Dollar Value and quantity of Consigned Bullion at the agreed Consignment Rate, which will be calculated and accrued daily on the basis of a 360-day year (a “Floating Fee”). Counterparty shall pay the accrued Floating Fee monthly, in arrears and on the Termination Date. For purposes hereof, “Consignment Rate” means the per annum rate (expressed as a decimal) agreed to by the parties; provided that, BMO may from time to time change the Consignment Rate for Call Consignment balances upon two (2) Business Days’ notice to Counterparty.

(b)            In the event that Counterparty does not notify BMO of its request at the end of a Term Consignment to have the Consignment renewed as a Term Consignment, the Consignment shall be automatically converted to a Call Consignment at the end of the Term.

(c)            With respect to each Term Consignment, payment of the Consignment Fee will be made by Counterparty on the End Date. With respect to each Call Consignment, payment of Consignment Fees will be made by Counterparty within five (5) Business Days following the receipt of an invoice therefor. Payment of the purchase price of Bullion purchased hereunder will be made on the value date. In each case, payment will be made in US Dollars in same day funds by any method mutually agreed upon from time to time. If an amount payable hereunder is not paid when due, Counterparty will pay to BMO, on demand, interest on the unpaid amount, for a period from (and including) the original due date for payment to (but excluding) the date of payment in full, calculated at the Base Rate plus 2% per annum for the actual number of days elapsed and a 360-day year and compounded monthly (the “Default Rate”).

6.	Title; Allocation of Risk; Standard of Care; Insurance.

(a)            Title. Title to Consigned Bullion will remain with BMO and will not pass to Counterparty until such time as the Consigned Bullion is purchased by Counterparty as provided for in Section 8 and BMO receives payment of the purchase price, and any other amount due. In the event that only a portion of Consigned Bullion is purchased, then title as pertains to that portion only will transfer to Counterparty.

(b)            Commingling. The parties agree that Counterparty is permitted, in the ordinary course of its business as now being conducted, to commingle the Consigned Bullion with any other Bullion or Bullion containing alloys owned by Counterparty or held by Counterparty on consignment, lease or trust from third parties; provided, however, in the event that Counterparty shall grant a Lien to any lessor, consignor, financial institution or other third party (each, a “Third Party”; collectively, “Third Parties”) in Bullion, in any other Bullion that is or will be alloyed with Bullion, in inventory or in all assets of Counterparty, Counterparty shall grant BMO a similar Lien and shall cause such Third Party to enter into the Metals Intercreditor or the Metals/Dollar Intercreditor, as applicable.

(c)            Risk of Loss or Damage. Counterparty will bear all risk of loss, damage or disappearance from any cause whatsoever (including that resulting from fire, theft by any means, accidental damage and transit risks, confiscation, expropriation, nationalization, deprivation, war, riots, strikes and civil commotion) with respect to Consigned Bullion from the time delivered by BMO until the Consigned Bullion is re-delivered to and received by BMO in accordance with subsection (b) of the section of this Agreement entitled “Delivery”.

(d)            Safekeeping. Until such time as Consigned Bullion is re-delivered to and received by BMO, or purchased by Counterparty, Counterparty will afford the Bullion no less safekeeping protection than it affords Bullion held for its own account. Counterparty shall immediately report to BMO any material loss of or damage to any Bullion.

(e)            Insurance. Counterparty will arrange and maintain such insurance coverage on the Consigned Bullion in such amounts and covering such risks as is usually carried by companies engaged in a similar business. Without limiting the foregoing, Counterparty will maintain all risk property/cargo insurance sufficient to cover the Consigned Bullion on a replacement cost basis and insurance to cover theft of the Consigned Bullion by any means, including via computer. Counterparty shall, upon request, deliver to BMO evidence of such insurance, including but not limited to a certificate of insurance naming BMO as loss payee, and such certificate of insurance will provide that the insurer will provide 30 days’ prior written notice of cancellation, non-renewal or material modification. In the event that any such insurance coverage is to be cancelled or subject to any material amendment for any reason, Counterparty will provide written notice of such cancellation or material amendment to BMO at least 30 days prior to such cancellation or material amendment becoming effective.

7.	Credit Support.

(a)            Grant of Lien. The intent of the parties is to create a true consignment from BMO to Counterparty and for title to remain with BMO; provided, however, that in the event that this Agreement or the Consignments contemplated are construed at any time with respect to any Consigned Bullion as other than a true consignment from BMO to Counterparty (including as a result of a sale of Bullion), then as security for its Obligations, Counterparty hereby grants BMO a first priority perfected Lien (subject to Liens arising by operation of law) (i) the Consigned Bullion from time to time delivered hereunder by BMO, whether now existing or hereafter arising, (ii) all Bullion of the Counterparty, whether now existing or hereafter arising, and (iii) all proceeds and products of the foregoing securing all present and future Obligations of Counterparty to BMO under this Agreement and any Consignment hereunder and under any other Consignment Document.

(b)            Processed Bullion. To the extent any Consigned Bullion becomes Processed Bullion, BMO shall have priority rights or interests in and to such Processed Bullion in accordance with the terms of the Metals/Dollar Intercreditor. In addition, any Consigned Bullion that becomes Processed Bullion shall continue to be considered as being subject to a Consignment hereunder to the same extent as if such Consigned Bullion did not become Processed Bullion and shall be subject to all the terms hereof and any other Consignment Document (including the continuation of title to such Consigned Bullion in BMO).

(c)            No Other Lien. Counterparty shall not grant any person a Lien on any (i) Metals Collateral or (ii) Bullion, precious or semi-precious metal or metal products owned by Counterparty from time to time in connection with any other consignment, lease or any similar arrangement that is not subject to the Metals Intercreditor or the Metals/Dollar Intercreditor.

(d)            Memo Inventory. The Counterparty has not permitted, or suffered, to exist the filing of UCC financing statements by any supplier or consignor of Bullion or Inventory on consignment or memo or supplied to the Counterparty in order to secure such consignment of, or to perfect a security interest in, such Inventory, except in favor of BMO or HSBC.

(e)            Further Assurances. Counterparty agrees that, from time to time at its own expense, Counterparty will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that BMO may reasonably request, in order to perfect, preserve and protect any of its ownership of the Consigned Bullion or security interest in the Metals Collateral.

(f)             Permitted Filings. Counterparty hereby authorizes BMO to file any financing statement relating to the security interest in the Metals Collateral granted pursuant to hereto, as well as any financing statement reflecting BMO’s interest as a bailee in respect of the Metals Collateral.

(g)            Guaranty. Payment and performance of Counterparty’s Obligations shall at all times be secured by and shall be entitled to the benefits of the Guaranty executed by the Guarantors in favor of BMO.

(h)            Collateral Terms. Counterparty hereby represents, warrants and covenants that if and to the extent that either (i) any documentation governing transactions similar to those under this Agreement with any other entities entered into before, on or after the date of this Agreement or (ii) any lease, consignment, loan or credit agreement (or similar document under which Counterparty is the borrower other than the Credit Agreement) contains (x) any terms relating to collateral, security, guaranty or other security interest or credit enhancement (“Collateral Terms”), or (y) contains Collateral Terms that are more favorable than any Collateral Terms granted in respect of Consigned Bullion under this Agreement, Counterparty will promptly notify BMO thereof and Counterparty will provide or procure a provision to BMO of equally favorable Collateral Terms, or the equal or ratable benefit of such or similar Collateral Terms, in respect of Counterparty’s existing and future Obligations. The failure by Counterparty to remedy a breach of any aspect of this provision within 10 days of demand by BMO shall be considered an Event of Default under this Agreement and the provisions set out in Section 17 will apply.

(i)             Bullion. Counterparty shall, at all times,

(a)            maintain Bullion in its Inventory so that:

(i)                 the gold in its Inventory which is tracked by weight in the Counterparty’s records, including in the Counterparty’s perpetual inventory system, is equal to or greater than the sum of gold Consigned to the Counterparty by BMO and HSBC, plus customer toll-in gold;

(ii)               the silver in its Inventory which is tracked by weight in the Counterparty’s records, including in the Counterparty’s perpetual inventory system, is equal to or greater than the sum of silver consigned to the Counterparty by BMO and HSBC, plus customer toll-in silver;

(iii)             the Platinum in its Inventory which is tracked by weight in the Counterparty’s records, including in the Counterparty’s perpetual inventory system, is equal to or greater than the sum of Platinum consigned to the Counterparty by BMO and HSBC, plus customer toll-in Platinum;

(iv)              the palladium in its Inventory which is tracked by weight in the Counterparty’s records, including in the Counterparty’s perpetual inventory system, is equal to or greater than the sum of palladium consigned to the Counterparty by BMO and HSBC, plus customer toll-in palladium;

(b)                maintain at least ninety percent (90%) of all Consigned Bullion and all HSBC Consigned Bullion at an Approved On-Premises Location.

8.	Purchase by Counterparty.

(a)            Purchase Request. If Counterparty wishes to purchase part or all of the Consigned Bullion, an authorized representative of Counterparty will make a request to an authorized officer BMO by telephone or email stating the quantity and quality of Bullion to be purchased (and the portion of such Bullion to be delivered pursuant to a physical delivery) and the proposed date the purchase is to be effected (the “Purchase Date”), which request will be made at least two (2) Business Days prior to the proposed Purchase Date or as mutually agreed.

(b)            Purchase. BMO shall, at least two (2) Business Days prior to the proposed Purchase Date, or such lesser period as BMO may accommodate, by its authorized officer, provide an authorized representative of Counterparty with a quotation of the value date price of the Bullion to be purchased. If such price is agreed to by the authorized representative of Counterparty, such Bullion will thereupon be conclusively deemed to have been contracted for purchase, with payment of the purchase price by Counterparty to be on the relevant value date.

9.	Termination.

(a)            Termination of Consignments. A Consignment may not be terminated prior to the End Date of such Consignment; provided that, Counterparty may request to terminate early with BMO’s prior written consent, which consent, if any, will be conditional on Counterparty paying all accrued but unpaid Consignment Fees and any and all breakage costs of BMO associated with such early termination, including loss of profits as reasonably determined by BMO, in which case, the “End Date” for the relevant Consignment shall be amended to such earlier date as is agreed by the parties.

(b)            Termination of Agreement. A party may, for any reason, and upon no less than sixty (60) days’ prior written notice to the other party (the “Termination Notice”), terminate this Agreement and all Call Consignments effective as of the date specified in such Termination Notice, and this Agreement shall terminate immediately upon the effective date of the termination of the HSBC Consignment Agreement (the “Termination Date”). Notwithstanding the foregoing, each Term Consignment with an End Date that is later than the Termination Date will not terminate until such End Date occurs, and termination of this Agreement on the Termination Date shall not affect Counterparty’s duty to pay and perform in full its Obligations. Unless otherwise mutually agreed in writing, no delivery of Bullion will be made to Counterparty following delivery of a Termination Notice.

(c)            Obligations on Termination. On the Termination Date or End Date, as applicable, Counterparty shall, if it has not already done so, satisfy all of its Obligations to BMO in respect of a terminating Consignment by (i) either (x) re-delivering to BMO all Consigned Bullion in accordance subsection (b) of the section of this Agreement entitled “Delivery” or (y) purchasing all Consigned Bullion thereunder from BMO as provided for in the section of this Agreement entitled “Purchase by Counterparty” and (ii) paying to BMO all dollar amounts accrued and due hereunder (including all applicable Consignment Fees). Notwithstanding the foregoing, if an Event of Default occurs prior to the End Date of a Consignment, or the Termination Date specified in a Termination Notice, BMO will have its rights and remedies the section of this Agreement entitled “Events of Default”.

10.	Event of Default.

(a)            Events of Default. Each of the following events constitutes an “Event of Default” hereunder:

(i)                 Failure to Pay or Deliver. Failure by Counterparty to re-deliver any amount of Consigned Bullion in accordance with the terms of this Agreement or to pay any Consignment Fee, interest or other amounts in respect of any Consigned Bullion hereunder within five (5) Business Days of the date on which it is due hereunder, provided that such grace period shall not apply where a Termination Notice pursuant to subsection (b) of the section of this Agreement entitled “Termination” has been given and Counterparty has failed to re-deliver Consigned Bullion or pay amounts accruing and due as required.

(ii)               Misrepresentation. Counterparty or any Guarantor makes any representation or warranty hereunder or under any other Consignment Document to which it is a party that is incorrect or misleading in any material respect on or as of the date when made, as applicable.

(iii)             Breach of Agreement. Except to the extent such covenant, term or provision constitutes an Event of Default under another subsection of the Events of Default provision, the breach by Counterparty or any Guarantor of any covenant hereunder or under any other Consignment Document to which it is a party or failure to perform or observe, in any material respect, any other term or provision contained in this Agreement or under any other Consignment Document to which it is a party and any such breach of covenant or failure to perform or observe shall remain un-remedied after written notice thereof has been given by BMO to Counterparty for thirty (30) days.

(iv)              Change of Control. The occurrence of any one of: (A) the sale of all or substantially all of the assets of Counterparty, (B) the merger, consolidation or acquisition of Counterparty with, by or into another corporation, entity or person; or (C) any change in the ownership since the date of this Agreement of the voting capital of Counterparty or any Guarantor in one or more transactions.

(v)                Guarantors. Any Guarantor shall deny, to any extent, its obligations under any Consignment Document to which it is a party or claims any such agreement to be invalid or withdrawn in whole or in part; or expires or terminates; or the Guaranty is determined to be invalid in whole or in part by a court or other judicial entity, or is invalidated in whole or in part by any act, regulation or governmental action; or the Guarantor breaches any of its covenants as contained in the Guaranty in any material respect, or makes any representation or warranty as contained in the Guaranty that is incorrect in any material respect.

(vi)              Bankruptcy and Insolvency. The occurrence of any one of the following:

(A)              a bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or any other proceeding for the relief of debtors and/or creditors, is instituted by or against any Counterparty or Guarantor, and, in the case of any such proceeding instituted against Counterparty (but not instituted by any Counterparty or Guarantor), such proceeding remains un-dismissed, or un-stayed for a period of thirty (30) days, or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) occurs;

(B)              an order is made or an effective resolution passed for the winding-up or liquidation of any Counterparty or Guarantor; or a secured party takes possession of all or a material part of the undertaking, property or assets of Counterparty or Guarantor; or any Counterparty or Guarantor has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its undertaking, property or assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter; or

(C)              Any Counterparty or Guarantor admits its inability to pay its debts generally.

(vii)            Cross Default. The occurrence of any one of the following:

(A)              Any Counterparty or Guarantor’s failure to pay when due (after giving effect to any applicable notice requirement or grace period) any of its indebtedness in an aggregate amount of not less than USD$2,000,000 under the Credit Agreement; or

(B)              a default, event of default or other similar condition or event (however described) with respect to any Counterparty or Guarantor under the Credit Agreement, the effect of which is to accelerate, or to permit the acceleration of, the maturity of Counterparty’s indebtedness thereunder; or I Nib, ff”

(C)              a default, event of default or similar condition or event (however described) with respect to any Counterparty or Guarantor under any (1) precious metal or base metal consignment, lease or loan, including but not limited to the HSBC Consignment Agreement, or (2) any Trading Agreement.

(viii)          Material Adverse Change. Any change in the operational or financial condition of Counterparty and its subsidiaries, taken as a whole, that would result in a Material Adverse Effect and gives reasonable grounds to conclude, in BMO’s sole discretion, that Counterparty or any Guarantor will be unable to perform or observe, in the normal course, its obligations under this Agreement or the Consignment Documents to which it is a party.

(ix)              Seizure of Assets. Any Governmental Authority condemns, seizes or otherwise appropriates, or takes custody or control of, all or any material portion of the property of Counterparty.

(x)                Failure to Restore Maximum Dollar Amount. Failure by Counterparty to restore the Maximum Dollar Amount as required by the section of this Agreement entitled “Availability”.

(xi)              Sanctions, AML Laws. At any time after the Start Date of a Consignment, Counterparty becomes a Sanctioned Person or, BMO has reasonable grounds to conclude, in its sole discretion, that performance of its obligations or exercise of its rights under this Agreement and Consignments hereunder might cause BMO to violate AML Laws.

(b)            Early Termination. Upon the occurrence an Event of Default, BMO may immediately terminate this Agreement and, upon making a demand in writing upon Counterparty, Counterparty shall: (i) re-deliver to BMO the full quantity of all Consigned Bullion hereunder by, at BMO’s election, (A) delivering the Consigned Bullion in accordance with the conditions in subsection (b) of the section of this Agreement entitled “Delivery” or, (B) paying BMO the Dollar Value of the Consigned Bullion, as determined by BMO, whereby Counterparty shall be deemed to have purchased the Consigned Bullion it was required to re-deliver to BMO; and (ii) pay to BMO all amounts due and accruing hereunder and under any other Consignment Documents. If Counterparty fails to immediately so re-deliver or pay, then BMO may set off against the Dollar Value of any unreturned Consigned Bullion, any amounts (whether or not then due) owed to Counterparty by BMO under this Agreement, any other Consignment Document or otherwise, and for such purpose, BMO may convert amounts denominated in any other currency at such rate prevailing at the time of the calculation as it shall reasonable select. Any unpaid amounts remaining after such set off (including the Dollar Value of any unreturned Consigned Bullion) shall accrue interest, to the extent permitted by applicable law, for the period from (and including) the date of delinquency to (but excluding) the date of actual payment in full, calculated at the Default Rate for the actual number of days elapsed and a 360-day year and compounded monthly. Notwithstanding the foregoing, BMO may exercise all other rights and remedies available to it at law or in equity or under this Agreement.

(c)            Forward Contract. Each party acknowledges and agrees that it is a “forward contract merchant”, and this Agreement and all Consignments hereunder constitute “forward contracts”, within the meaning of the United States Bankruptcy Code to the extent the United States Bankruptcy Code may apply.

11.	Conditions Precedent.

(a)             Effectiveness of Agreement. The effectiveness of this Agreement is subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Conditions Precedent provision:

(i)                 BMO confirmation that Counterparty and the contemplated transactions under this Agreement comply with BMO’s internal legal policies, including “know your customer” and anti-money laundering policies and procedures;

(ii)               delivery by Counterparty to BMO of (A) true and complete copies of the articles of incorporation and by-laws of each Counterparty together with all amendments thereto; (B) a certified true copy of a board resolution, in a form acceptable to BMO, authorizing each Counterparty to execute, deliver and perform its obligations under this Agreement and each other Consignment Document to which it is a party; (C) the incumbency and signatures of the officers of each Counterparty authorized to act with respect to this Agreement and each other Consignment Document to which it is a party;

(iii)             delivery by Counterparty to BMO of (A) true and complete copies of the articles of incorporation and by-laws of each Guarantor together with all amendments thereto; (B) a certified true copy of a board resolution, in a form acceptable to BMO, authorizing each Guarantor to execute, deliver and perform its obligations under the Consignment Documents to which it is a party; (C) the incumbency and signatures of the officers of each Guarantor authorized to execute and deliver the Consignment Documents to which it is a party;

(iv)              delivery by Counterparty to BMO of (A) the Guaranties, the Security Agreements, the Metals Intercreditor, and the Metals/Dollar Intercreditor, each duly executed and delivered by all parties thereto other than BMO; (B) insurance certificates with respect to the Consigned Bullion in accordance with the Insurance subsection of the section of this Agreement entitled “Title; Allocation of Risk; Standard of Care”; and (C) the Guaranty executed by the Guarantors in favor of BMO; and

(b)            BMO shall have received on the date hereof (i) the favorable written opinion of counsel for the Counterparty, dated the date hereof, satisfactory to BMO and its counsel in scope and substance; and (ii) such other supporting documents and certificates as BMO or its special counsel may request (it being understood that an opinion letter shall only be a requirement of the first extension of credit to the Counterparty).

(c)            Conditions Precedent to Consignment. The agreement of BMO to enter into a Consignment is subject to the concurrent satisfaction of each of the conditions precedent set forth below:

(i)                 there shall be sufficient availability under the Maximum Dollar Amount under the section of this Agreement entitled “Availability”;

(ii)               BMO shall have received all information, approvals, documents or instruments as BMO may reasonably request, which shall be reasonably satisfactory in form and substance to BMO;

(iii)             the representations and warranties set forth in this Agreement and each other Consignment Document shall be true and correct in all material respects as of the Start Date (unless stated to relate solely to an earlier date, in which case such representations and warranties shall remain true and correct in all material respects as of such earlier date);

(iv)              there shall not be any pending or, to the knowledge of Counterparty, threatened, litigation, arbitration or governmental investigation or proceeding which purports to affect the legality, validity or enforceability of this Agreement or any other Consignment Document, or that would reasonably be expected to have a Material Adverse Effect on Counterparty;

(v)                no Event of Default shall have occurred and be continuing, and neither Counterparty nor any of its subsidiaries shall be in violation of any law or governmental regulation or court order or decree or any arbitral award or decision obtained pursuant to any arbitration proceedings, the violation of which would reasonably be expected to have a Material Adverse Effect; and

(vi)              Counterparty shall not have entered into any Consignment with the intent to hinder, delay or defraud any creditor and shall have received reasonably fair value in exchange for its obligations under this Agreement and under the Consignment Documents; and Counterparty shall not be not “insolvent” within the meaning of the U.S. Bankruptcy Code or under the applicable sections of the Debtor and Creditor Law of the State of New York.

12.	Representations and Warranties.

(a)            Representations and Warranties of Counterparty. Counterparty hereby makes each of the following representations and warranties to BMO on the date of this Agreement, each of which is deemed to be repeated on each date the parties agree to the terms of a Consignment, and for so long as the Counterparty has or may have any obligation under a Consignment:

(i)                 (A) it has full company power and authority to receive and hold Consigned Bullion from BMO on the terms and conditions contained herein; (B) it has obtained all necessary governmental and other approvals, if any, to receive and hold Consigned Bullion; (C) this Agreement has been duly authorized by all necessary company action; (D) the execution, delivery and performance of this Agreement by Counterparty will not result in the breach of its articles of incorporation or by-laws or a violation of or default under any contract or agreement to which Counterparty or its properties is bound; and (E) when executed and delivered by Counterparty, this Agreement will constitute the legal, valid and binding obligation of Counterparty enforceable in accordance with the terms hereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief and other equitable remedies;

(ii)               Counterparty has entered into this Agreement and each Consignment hereunder in accordance and in compliance with, and as may be permitted by, all applicable Transaction Restrictions, and Counterparty is not in violation of any applicable laws applicable to it or in relation to the Bullion, including environmental laws, and Counterparty has maintained all necessary licenses, consents, authorizations and permits to purchase, sell, transfer and process Bullion, except as would not reasonably be expected to have a Material Adverse Effect;

(iii)             (A) none of Counterparty, its affiliates, or any of the directors, officers, employees or authorized agents of Counterparty or its affiliates, is a person that is, or is 50% or more directly owned or controlled by one or more persons that is, (1) the subject of any Sanctions; or (2) located in any Sanctioned Country; (B) no Sanctioned Person has any beneficial or other property interest in this Agreement nor will have any participation in or derive any other financial or economic benefit from this Agreement; (C) to its knowledge and with respect to this Agreement, Counterparty is not in violation of any Sanctions applicable to it and the Consignments contemplated hereby will not violate any Sanctions applicable to it; (D) none of Counterparty or its subsidiaries are in violation of any applicable law relating to anti-bribery, anti-corruption, anti-terrorism or anti-money laundering (an “AML Law”) or engages in, or conspires to engage in, any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any AML Law; and (E) Counterparty has implemented and maintains in effect adequate internal procedures reasonably designed to ensure compliance with the foregoing.

(iv)              Counterparty has filed all material federal, state, provincial and local tax returns and all other tax returns which are required to be filed and has paid all material taxes due pursuant to said returns or pursuant to any assessment received by Counterparty, except for any taxes which are being diligently contested in good faith by appropriate proceedings. No tax Liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of Counterparty in respect of any taxes or other governmental charges are adequate.

(v)                other than as disclosed to BMO as of the date of this Agreement, no litigation, arbitration or governmental investigation or proceeding is pending or, to the knowledge of Counterparty, threatened against Counterparty or any of its subsidiaries that would reasonably be expected to have a Material Adverse Effect;

(vi)              there is no pending or (to Counterparty’s knowledge) threatened, strike, work stoppage, unfair labor practice claim, or other labor dispute against or affecting Counterparty or its employees that could reasonably be expected to have a Material Adverse Effect; and

(vii)            neither Counterparty nor any of its subsidiaries is a party to any agreement or subject to any charter or other company restriction materially and adversely affecting its business, properties or assets. Neither Counterparty nor any of its subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any material agreement to which it is a party, except to the extent that such default would not reasonably be expected to have a Material Adverse Effect.

(b)            Representations and Warranties of BMO. BMO hereby represents and warrants to Counterparty with respect to Consigned Bullion, (i) that it has title free and clear of any encumbrance to such Bullion, (ii) that it has full power and authority to deliver the Bullion to Counterparty on Consignment pursuant to the terms and conditions contained herein, and (iii) that all Consigned Bullion delivered to Counterparty by or on behalf of BMO will have been derived in all cases from sources on the LBMA Good Delivery List or the LPPM London/Zurich Good Delivery List or as otherwise agreed by the parties. EXCEPT FOR THE QUALITY OF THE DELIVERED BULLION DESCRIBED IN SUBSECTION (a)(iii) OF THE SECTION OF THIS AGREEMENT ENTITLED “DELIVERY”, AND THE QUANTITY THEREOF WITH RESPECT TO EACH DELIVERY, BMO MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE BULLION DELIVERED HEREUNDER, WHETHER AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER MATTER, AND BMO HEREBY DISCLAIMS ALL WARRANTIES.

13.	Covenants of Counterparty.

(a)            Maintain Records; Access for Inspection. Counterparty shall maintain at its principal place of business records reasonably satisfactory to BMO with respect to the Consigned Bullion. Counterparty shall permit BMO or its agents or representatives or its audit staff (a) in the event HSBC has failed to do so, to conduct at least one field exam each year to BMO’s reasonable satisfaction, at the Counterparty’s expense, (b) as part of the audit, to inspect, at reasonable hours and upon reasonable notice, the Consigned Bullion and the Counterparty’s books and records; and (c) at reasonable hours, and at any time in case of emergency, to take a physical inventory and expanded spot-checks of the Bullion, including the Consigned Bullion, in each case at the Counterparty’s expense. If an Event of Default has occurred and is continuing, then Counterparty shall provide such access to BMO to its properties, records, facilities, and its advisors, officers, directors and employees to discuss the affairs, finances and accounts of Counterparty, at all times and without limitations.

(b)            Delivery of Financial Statements. In the event such information is not publicly available.

(i)                 As soon as available and in any event within 120 days after the end of each fiscal year of Counterparty, Counterparty shall deliver to BMO its audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows as of the end of and for such year, prepared in accordance with generally accepted accounting principles; and

(ii)               As soon as available and in any event within 60 days after the end of each fiscal quarter, Counterparty shall deliver its consolidated quarterly financial statements.

(c)            Compliance with Applicable Laws and Transaction Restrictions. Counterparty shall duly observe and conform in all material respects to all valid requirements of any Governmental Authority and all Transaction Restrictions relative to the holding of Consigned Bullion pursuant to each Consignment hereunder. Counterparty agrees that BMO is not responsible for monitoring Counterparty’s compliance with such requirements or Transaction Restrictions. Any failure on the part of the representatives, officers or employees of Counterparty to adhere to such requirements and Transaction Restrictions will not adversely affect the validity or enforceability of this Agreement or any Consignment with BMO.

(d)            Notice of Default, Material Adverse Effect, Lien. Promptly, but in any event within two (2) Business Days after Counterparty obtains knowledge thereof, Counterparty shall give notice in writing to BMO of (i) the occurrence of any Default or Event of Default hereunder, (ii) the occurrence of a “default” or “event of default” or similar event under, and as defined in, any Credit Agreement, of which notice is given to, or by, a lender thereunder, (iii) the occurrence of any other development, financial or otherwise, that has resulted or could reasonably be expected to result in a Material Adverse Effect, and (iv) any Lien attaching against any Consigned Bullion.

(e)             Borrowing Base Report. Within thirty (30) days after the end of each month, Counterparty shall deliver to BMO a Borrowing Base Report, prepared by and certified by the chief financial officer or the corporate controller of the Counterparty.

(f)             Credit Agreement Reporting. Within thirty (30) days after the end of each month, Counterparty shall deliver to BMO a copy of the borrowing base certificate delivered by the Counterparty to the Lender pursuant to the Credit Agreement, together with all schedules attached thereto, prepared by and certified by the chief financial officer or the corporate controller of the Counterparty.

(g)            HSBC Consignment Agreement. Observe, maintain and perform all of the covenants and agreements set forth in the HSBC Consignment Agreement, all of which are fully incorporated herein, are hereby fully restated, shall be fulfilled by the Counterparty and shall remain in full force and effect; provide BMO with all notices that the Counterparty is required to provide HSBC under the HSBC Consignment Agreement and immediately notify BMO in the event of the occurrence of an event of default under the HSBC Consignment Agreement.

14.	Anti-Money Laundering; Sanctions.

(a)            AML Definitions. For the purposes of this Section:

(i)                 “AML Laws” means all applicable laws, rules, regulations, directives and orders of any governmental, judicial or arbitral authority relating to terrorism, trade sanctions and embargoes, import/export licensing, money laundering, corruption or bribery, as amended, supplemented or replaced from time to time.

(ii)               “Control Person” means, for each of Counterparty and its affiliates: (A) each individual, if any, who directly or indirectly owns 50% or more of Counterparty’s or such affiliate’s, as applicable, voting equity interests; and (B) a single individual with significant responsibility to control, manage or direct Counterparty or such affiliate, as applicable.

(iii)             “Covered Person” means each of (A) Counterparty, (B) its affiliates, including the Guarantors, or (C) any Control Person of Counterparty or its affiliates including the Guarantor.

(iv)              “Reportable AML Compliance Event” means that any Covered Person becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or detained in custody in connection with any AML Law or any predicate crime to any AML Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probably violation of any AML Law.

(v)                “Sanctioned Country” means any state, country or territory that is the subject or target of Sanctions broadly restricting or prohibiting dealings with such state, country, territory or the government thereof

(vi)              “Sanctioned Person” means any individual person, group, regime, entity or thing that is (A) listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or (B) subject, directly or indirectly, to Sanctions.

(vii)            “Sanctions” means any economic or financial sanctions or trade embargoes, or other prohibitions, restrictions or limitations on property or dealings, which are enacted, imposed, administered or enforced from time to time pursuant to applicable AML Laws by the United States government (including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Departments of State or Commerce), the Canadian government, the United Nations Security Council, the European Union or any of its member states’ governments, or any other authority having jurisdiction with respect to AML Laws.

(b)            AML Representations and Warranties. At all times that Counterparty has Obligations hereunder, Counterparty hereby makes each of the following representations and warranties to BMO with respect to AML Laws:

(i)                 no Covered Person is a Sanctioned Person;

(ii)               no Covered Person (A) has any of its assets in a Sanctioned Country or has consented to the possession, custody or control of a Sanctioned Person or the property or assets of a Sanctioned Person in violation of any AML Laws; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any AML Laws; or (C) engages in any dealings or transactions prohibited by any AML Laws, or conspires to engage in, any dealings or transactions that evade or avoid, or have the purpose of evading or avoiding, or attempt to violate, any AML Laws;

(iii)             no Sanctioned Person has any beneficial or other property interest in this Agreement; and

(iv)              Counterparty has implemented and maintains in effect adequate internal procedures reasonably designed to ensure compliance with the foregoing.

(c)            AML Covenants. Counterparty covenants and agrees as follows:

(i)                 no Covered Person will become a Sanctioned Person;

(ii)               no Covered Person will (A) have any of its assets in a Sanctioned Country or consent to the possession, custody or control of a Sanctioned Person or the property or assets of a Sanctioned Person in violation of any AML Laws; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any AML Laws; (C) engage in any dealings or transactions prohibited by any AML Laws, or conspire to engage in, any dealings or transactions that evade or avoid, or have the purpose of evading or avoiding, or attempt to violate, any AML Laws; or (D) grant a beneficial or property interest in this Agreement to a Sanctioned Person;

(iii)             each Covered Person shall comply with all AML Laws; and

(iv)              after obtaining knowledge thereof, Counterparty shall promptly notify BMO in writing upon the occurrence of a Reportable AML Compliance Event.

15.	Taxes and Withholding.

(a)            Taxes. Counterparty shall be responsible for and pay, and agrees to indemnify and hold BM0 harmless against, all taxes, levies, customs duties, fees assessments and charges whatsoever (including sales, use, personal property, and value added taxes, and including penalties and deductions for withholdings), now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority or other taxing authority in respect of the Consigned Bullion, or arising from Counterparty’s use thereof (herein collectively referred to as “Taxes”); provided, however, that the term “Taxes” shall not include income taxes, franchise taxes and general intangible taxes imposed on BM0 as a result of a present or former connection or nexus between the jurisdiction of the Governmental Authority or other taxing authority imposing such tax and BM0 (such as, for example, the seat or place of management, a branch or permanent establishment) other than that arising solely from BM0 having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement.

(b)            No set-off; Payment. All payments by Counterparty to BM0 hereunder shall be made without set-off or counterclaim, deduction or withholding for or on account of, and free and clear of, any Taxes. If, as a result of any requirement, it should be necessary for Counterparty to deduct or withhold any amount from any payment hereunder, then Counterparty shall make an additional payment so that the amount received by BM0 after such deduction or withholding equals the amount that would have been received by BM0 if there had been no such deduction or withholding requirement. Whenever any Taxes are payable by Counterparty in respect of this Agreement, as promptly as possible thereafter Counterparty shall send to BM0 evidence satisfactory to BM0 of the payment of such Taxes.

(c)            Tax Indemnity. If Counterparty fails to pay or remit any Taxes when due to the appropriate taxing authority or fails to remit to BM0 the required receipts or other documentary evidence, Counterparty shall indemnify BM0 for any incremental Taxes, interest or penalties that may become payable or are payable by BM0 as a result of any such failure. A certificate as to the amount of such Taxes paid or payable by BM0 delivered to Counterparty shall be conclusive absent manifest error.

(d)            Other Taxes. Counterparty agrees to timely pay all present and future stamp, court or documentary taxes, excise taxes, charges or similar levies and any related interest or penalties incidental thereto imposed by any taxing authority that arise from the execution, delivery, enforcement or registration of any of this Agreement, any other Consignment Documents, or from any filing, registration or recording contemplated by the Agreement.

16.	Indemnity; Change of Law; Limitation of Liability.

(a)            Indemnity. Counterparty agrees to indemnify and hold harmless BM0 and each of its affiliates and any of their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, settlement payments, liabilities, costs, fees, and expenses (including, without limitation, the reasonable fees and expenses of counsel and environmental liability claims) (“Losses”) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with this Agreement or any other Consignment Document, Counterparty’s use of the Consigned Bullion, any early termination of this Agreement or any other related documents or the transactions contemplated hereby, including but not limited to: (i) any Losses relating to Bullion as a result of a breach, act, or omission by or of Counterparty or any third party having custody over the Bullion or any Losses as set forth in subsection (c) of the section of this Agreement entitled “Title; Allocation of Risk; Standard of Care”; and (ii) any incorrect, incomplete or untrue information or documentation provided by or through Counterparty in connection with the storage of Bullion, except to the extent that such Losses are found in a final, non-appealable judgment by a court of competent jurisdiction or in an arbitral award or decision obtained pursuant to arbitration proceedings to have resulted from such Indemnified Party’s gross negligence or willful misconduct. Any certificate of BMO in respect of the foregoing will be conclusive and binding upon Counterparty, except for manifest error, provided that BMO shall determine the amounts owing to it in good faith using any reasonable averaging and attribution methods. In any such litigation or arbitration, or preparation therefor, BMO shall be entitled to select its own counsel and, in addition to the foregoing indemnity, Counterparty agrees to pay promptly the reasonable fees and expenses of such counsel, except to the extent that such expenses related to the litigation or arbitration have been determined in a final, non-appealable judgment by a court of competent jurisdiction or arbitral award or decision to have resulted from such Indemnified Party’s gross negligence or willful misconduct. This indemnification shall survive and continue for the benefit of all Indemnified Parties.

(b)            Change of Law. If the introduction of or any change in or in the interpretation of, or any change in its application to Counterparty of, any law or any regulation or guideline issued by any central bank or other Governmental Authority (whether or not having the force of law), including, without limitation, any reserve or special deposit requirement or any tax (other than tax on BMO’s general income), or any capital requirement, has due to BMO’s compliance the effect, directly or indirectly, of: (i) increasing the cost to BMO of performing its obligations hereunder; (ii) reducing any amount received or receivable by BMO hereunder or its effective return hereunder or on its capital; or (iii) causing BMO to make any payment or to forgo any return based on any amount received or receivable by BMO hereunder, then upon demand from time to time Counterparty shall pay such amount as shall compensate BMO for any such cost, reduction, payment, or forgone return.

(c)            Limitation of Liability. BMO shall not be responsible for Counterparty’s use of the Consigned Bullion. Counterparty acknowledges and agrees that BMO shall have no liability to Counterparty for any reason in respect of, relating to or arising out of this Agreement, other than in the case of BMO’s gross negligence or willful misconduct, as determined in a final non-appealable judgment by a court of competent jurisdiction or in an arbitral award or decision obtained pursuant to arbitration proceedings, as applicable. In no event shall BMO be liable for any consequential, incidental, or special damages resulting from this Agreement and the Consignments hereunder.

17.	Notices. Any notice in writing may be given by being delivered by hand or by being sent by email transmission in the case of Counterparty to:

Quality Gold, Inc.

500 Quality Boulevard

Fairfield, OH 45014

Attn: Michael Langhammer, CEO

Email: Mike@QGold.com

Tel: 513.642.2492

and

Attn: Dennis Horn, Controller

Email: Dennis@QGold.com

Tel: 513.642.2491

and in the case of BMO to:

Bank of Montreal

115 S. LaSalle St., 20W

Chicago, IL 60603

Attn: Lauren Hanley, Director

Email: lauren.hanley@bmo.com

Tel: 312.590.1490

Bank of Montreal

3 Times Square, 27th Floor

New York, NY 10036 C)

Attn: Harry Lampart, Director

Email harry.lampart@bmo.com

Tel: 212.702.1949

For purposes of subsection (b) of the section of this Agreement entitled “Termination” and the Conditions Precedent section of this Agreement, with a copy to:

Associate General Counsel and Managing Director

Derivatives Legal Group/Legal and Regulatory Compliance

Bank of Montreal

First Canadian Place, 100 King Street West, 20th Floor 41) •

Toronto, ON M5X 1A1

Fax: (416) 956-2318

or to such other address as may hereafter be notified in writing by Counterparty or BMO, respectively. Any such notice, if given by hand, will be deemed to have been given when delivered and, if given by email, will be deemed to have been sent unless otherwise expressly indicated in this Agreement.

If Counterparty or any of its agents or employees makes an oral request or gives an oral notice hereunder to BMO, whether to an agent or an employee of BMO then, until it has received notice in writing by Counterparty, BMO shall be entitled to rely in its dealings with Counterparty upon those oral instructions whether by telephone or otherwise. In so relying, neither BMO or any of its agents or employees shall incur any liability to Counterparty in acting upon such oral instructions that BMO believes in good faith, without any duty to inquire, to have been given by a person authorized by Counterparty to effect any applicable transaction. In the event there is a discrepancy between the oral instructions and any written confirmation in respect thereof, or in the absence of receiving confirmation, the oral instructions as understood by BMO will be deemed to be the controlling instructions.

18.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

19.	Jurisdiction. With respect to any suit, action or proceedings relating to any dispute arising out of or in connection with this Agreement (“Proceedings”), each party irrevocably (i) submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City; (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party; and (iii) agrees, to the extent permitted by applicable law, that the bringing of Proceedings in any one or more jurisdictions will not preclude the bringing of Proceedings in any other jurisdiction.

20.	Service of Process. Counterparty hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Counterparty in accordance with the section of this Agreement entitled “Notices” and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails. BMO may appoint a process agent to receive, for it and on its behalf, service of process in any suit, action, arbitral proceedings and judicial proceedings or any award obtained pursuant to such proceedings upon written notification to Counterparty of such appointment. Nothing in this Agreement will affect the right of either party to serve process in any other manner permitted by applicable law.

21.	Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CONSIGNMENT DOCUMENT. EACH PARTY ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE ENTERED INTO THIS AGREEMENT AND ANY OTHER CONSIGNMENT DOCUMENT, AS APPLICABLE, IN RELIANCE ON, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION.

22.	Equivalency Clause. For the purpose of disclosure pursuant to the Interest Act (Canada), the yearly rate of interest to which any rate of interest payable under this Agreement, which is to be calculated on any basis other than a full calendar year, is equivalent, may be determined by multiplying such rate by a fraction, the numerator of which is the actual number of days in the calendar year in which the period for which interest at such rate is payable ends and the denominator of which is the number of days of such other basis.

23.	Assignment. Counterparty may not assign or transfer any of its rights or obligations hereunder without the prior written consent of BMO. BMO may at any time assign or transfer all or any of its rights and/or obligations hereunder, provided such assignment or transfer is to its successors in title or to a wholly-owned subsidiary, an affiliate, or a branch or office of BMO and each such assignee is entitled to rely on the provisions contained in the sections of this Agreement entitled “Taxes” and “Notices”.

24.	Amendments. This Agreement constitutes the entire Agreement between Counterparty and BMO in respect of the subject matter hereof and may only be amended by a document signed by Counterparty and BMO.

25.	Expenses. Counterparty agrees to pay on demand all reasonable out-of-pocket expenses of BMO (including reasonable attorneys’ fees), in connection with (i) the negotiation, preparation, execution and delivery of this Agreement and the other Consignment Documents, (ii) amendments, waivers, consents, supplements or other modifications to this Agreement and the other Consignment Documents as may from time to time hereafter be required, whether or not the transactions contemplated hereby or thereby are consummated, (iii) the preparation and review of the form of any document or instrument relevant to this Agreement and the other Consignment Documents, (iv) the filing, recording, refiling or rerecording of any UCC financing statements relating thereto and all amendments, supplements and modifications to any thereof and any and all other documents or instruments of further assurance required to be filed or recorded or refiled or rerecorded by the terms hereof, and (v) the administration and monitoring of this Agreement and the other Consignment Documents after the occurrence and continuance of an Event of Default, and compliance of the parties hereto with respect to the terms hereof.

26.	Recording of Conversations. Each party (a) consents to the recording of telephone conversations between the trading, marketing and other relevant personnel of the parties in connection with this Agreement, any Consignment, any confirmation and any potential transaction, (b) agrees to obtain any necessary consent of, and give any necessary notice of such recording to, its relevant personnel and (c) agrees, to the extent permitted by applicable law, that recordings may be submitted in evidence in any proceedings.

27.	Survival. The obligations of Counterparty under subsection (b) of the section of this Agreement entitled “Delivery”, and the sections of this Agreement entitled “Obligations on Termination”, “Taxes and Withholding”, “Indemnity; Change of Law; Limitation of Liability”, “Governing Law”, “Waiver of Jury Trial; Service of Process”, “Expenses”, “Survival” and “Severability” shall survive any termination of this Agreement, the satisfaction in full of all Obligations, including, by re-delivery to BMO of all Consigned Bullion or purchase thereof from BMO together with payment by Counterparty of all amounts owing to BMO hereunder. The representations and warranties made by Counterparty in this Agreement and in each other Consignment Document shall survive the execution and delivery of this Agreement and each such other Consignment Document.

28.	Severability. Any provision of this Agreement or any other Consignment Document that is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such other Consignment Document or affecting the validity or enforceability of such provision in any other jurisdiction.

29.	Execution in Counterparts. This Agreement may be executed by the parties hereto by email scan or pdf in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

IN WITNESS WHEREOF, each of BMO and Counterparty has caused this Agreement to be executed by their respective duly authorized representatives as of the day and year first above written.

BANK OF MONTREAL

By:	/s/ Paul Rosica
Name: Paul Rosica
Title: Managing Director

QUALITY GOLD, INC.

By:	/s/ Michael Langhammer
Name: Michael Langhammer
Title: Chief Financial Officer

MTM, INC.

By:	/s/ Michael Langhammer
Name: Michael Langhammer
Title: Chief Executive Officer

EXHIBIT B

Approved On-Premises Locations

Lessor	Lessee	Address
QGC Land Holdings, LLC	QG, Inc.	500 & 530 Quality Blvd., Fairfield, OH 45014 (Headquarters)
IINDG, Inc.	MTM, Inc.	115 W 30th Street, New Yok, New York 90068
3575 Caheunga, LLP	Gold, LLC	3575 W. Cahuenga Blvd., Suite 680 Los Angeles, CA 90068